99.2(k)(3) Exhibit

AGENCY AGREEMENT

THIS AGREEMENT made the 27th day of April, 2018, by and between BLUEROCK ASSET MANAGEMENT, LLC, the managing member to each of Bluerock Fund Advisor, LLC, (investment adviser to TOTAL INCOME+ REAL ESTATE FUND) and Bluerock Mortgage Fund Advisor, LLC, (investment adviser to BLUEROCK INSTITUTIONAL MORTGAGE INCOME FUND), and any other investment products who execute an Adoption Agreement as provided in Section 4.J below (together with the entities listed above, each a “Fund”, or collectively, the “Funds”), each being a Delaware business trust with its principal place of business at 712 Fifth Avenue, 9th Floor, New York, NY 10019 and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”):

WITNESSETH:

WHEREAS, each Fund desires to appoint DST as Transfer Agent and Dividend Disbursing Agent, and DST desires to accept such appointment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Documents to be Provided with Appointment.

In connection with the appointment of DST as Transfer Agent and Dividend Disbursing Agent for the Fund, there will be filed with DST the following documents:

A.	A certified copy of the resolutions of the Board of Trustees of the Fund appointing DST as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and give written instructions and requests on behalf of the Fund;

B.	A certified copy of the Declaration of Trust of the Fund and all amendments thereto;

C.	A certified copy of the Bylaws/Articles, as appropriate, of the Fund;

D.	Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.

E.	A certificate of the Fund as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued shares relating to the exercise of options;

F.	Specimens of the signatures of the officers of the Fund authorized to sign on behalf of the Fund generally, and individuals authorized to sign written instructions and requests;

G.	A certificate of the Fund signed by the Secretary or similarly situated officer of the Fund (who may be the Fund’s General Counsel) with respect to:

(1)	The Fund’s organization and existence under the laws of its state of organization,

(2)	The Fund is duly qualified to carry on its business in each jurisdiction in which it is necessary to be so qualified, and

(3)	That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

H.	For this Section 1, a certificate from the Fund’s Secretary or Chief Financial Officer is acceptable.

2.	Certain Representations and Warranties of DST.

DST represents and warrants to the Fund that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Delaware.

B.	It is duly qualified to carry on its business in the State of Missouri.

C.	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform the services contemplated in this Agreement

D.	It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

E.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

F.	It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.	Certain Representations and Warranties of the Fund.

The Fund represents and warrants to DST that:

A.	It is a business trust duly organized and existing and in good standing under the laws of the State of Delaware and it is duly qualified, as required, to carry on its business in the jurisdictions in which it is required to so qualify or in which DST provides the Services,

B.	It is a closed-end non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

C.	A registration statement under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act has been filed and will be effective with respect to all shares of the Fund being offered for sale.

D.	All requisite steps have been and will at all times material hereto continue to be taken to register the Fund’s shares for sale in all applicable states and such registration will be effective at all times shares are offered for sale in such state. All Shares issued and outstanding as of the date of this Agreement were issued pursuant to an effective registration statement under the 1933 Act or were exempt or were issued in a transaction or transactions exempt from the registration requirements of the 1933 Act. Any Shares issued after the date hereof will be issued pursuant to an effective registration statement under the 1933 Act, unless in each case such Shares or transaction is exempt from the registration requirements of the 1933 Act.

E.	Each offer to sell or sale of shares of the Fund by the Fund or its agents, representatives and dealers in each state in which a share is offered for sale or sold will be made in material compliance with all applicable Federal, State or local laws, rules and regulations.

F.	The Fund is empowered under applicable laws and by its charter/declaration, as appropriate, and Bylaws/Articles, as appropriate, to enter into and perform this Agreement.

G.	All shares of the Fund when issued will be duly authorized, validly issued, fully paid and non-assessable.

4.	Scope of Appointment.

A.	Subject to the terms and conditions set forth in this Agreement, the Fund hereby appoints DST as Transfer Agent and Dividend Disbursing Agent.

B.	DST hereby accepts such appointment and agrees that it will act as the Fund’s Transfer Agent and Dividend Disbursing Agent. DST agrees that it will also act as agent in connection with the Fund’s periodic withdrawal payment accounts and other open accounts or similar plans for securityholders, if any.

C.	The Fund agrees to use its reasonable efforts to cause the Fund’s current transfer agent to deliver to DST in Kansas City, Missouri, as soon as they are available, all of its securityholder account records.

D.	DST, utilizing TA2000™, DST’s computerized data processing system for securityholder accounting (the “TA2000 System”) and in accordance with the terms and conditions of this Agreement, will perform the following services as transfer and dividend disbursing agent for the Fund, and as agent of the Fund for securityholder accounts thereof, in a timely manner: (i) issuing (including countersigning), redeeming book entry shares, transferring and canceling share certificates; (ii) maintaining on the TA2000 System securityholder accounts; (iii) accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the Funds), in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iv) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (v) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; (vi) maintaining securityholder accounts on TA2000 through Networking; (vii) providing transaction journals; (viii) once annually preparing securityholder meeting lists for use in connection with the annual meeting and certifying a copy of such list; (ix) mailing securityholder reports and prospectuses; (x) withholding, as required by federal law, taxes on securityholder accounts, preparing, filing and providing, in electronic format, U.S. Treasury Department Forms 1099, 1042, and 1042S to Fund’s print vendor of choice and performing and paying backup withholding as required for all securityholders; (xi) disbursing income dividends and capital gains distributions to securityholders and recording reinvestment of dividends and distributions in shares of the Fund; (xii) preparing and providing, in electronic format, confirmation forms to securityholders to Fund’s print vendor of choice, as instructed, for all purchases and liquidations of shares of the Fund and other confirmable transactions in securityholders’ accounts; (xiii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Fund or its management company; (xiv) maintaining those records necessary to carry out DST’s duties hereunder, including all information reasonably required by the Fund to account for all transactions in the Fund shares; (xv) calculating the appropriate sales charge with respect to each purchase of the Fund shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Fund’s principal underwriter or distributor (hereinafter “principal underwriter”) or an Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such principal underwriter and disbursing such commissions to the principal underwriter; (xvi) receiving correspondence pertaining to any former, existing or new securityholder account, processing such correspondence for proper recordkeeping, and responding promptly to securityholder correspondence; mailing to dealers confirmations of wire order trades; providing copies of securityholder statements, in electronic format, to Fund’s print vendor of choice in accordance with the instructions of an Authorized Person; (xvii) processing purchases and liquidations as specified in the Trust’s Dividend Reinvestment Plan and/or Voluntary Purchase Plan and processing, generally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined), and causing exchanges of shares to be executed in accordance with the instructions of Authorized Persons, the applicable prospectus and the general exchange privilege applicable; (xviii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000; (xix) providing to the Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000 and (xxi) providing a Cash Utilization Arrangement consistent with the provisions set forth in Exhibit A. For clarification, with respect to Blue Sky obligations, the Fund is responsible any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of the Fund in each jurisdiction in which it is sold. DST’s sole obligation is to provide the Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of the Fund on TA2000. It is the Fund’s responsibility to validate that the blue sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by DST, to ensure accuracy. DST is not responsible in any way for claims that the sale of shares of the Fund violated any such requirement (unless such violation results from a failure of the DST Blue Sky module to notify the Fund that such sales do not comply with the parameters set by the Fund for sales to residents of a given state).

E.	At the request of an Authorized Person, DST shall use reasonable efforts to provide the services set forth in Section 4.D in connection with transactions (i) the processing of which transactions require DST to use methods and procedures other than those usually employed by DST to perform securityholder servicing agent services, (ii) involving the provision of information to DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions, (the “Exception Services”).

F.	DST shall use reasonable efforts to provide, reasonably promptly under the circumstances, the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Fund’s instructions, prospectus or application as amended from time to time, for the Fund provided (i) DST is advised in advance by the Fund of any changes therein and (ii) the TA2000 System and the mode of operations utilized by DST as then constituted supports such additional functions and features. If any addition to, improvement of or change in the features and functions currently provided by the TA2000 System or the operations as requested by the Fund requires an enhancement or modification to the TA2000 System or to operations as presently conducted by DST, DST shall not be liable therefore until such modification or enhancement is installed on the TA2000 System or new mode of operation is instituted. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases DST’s cost of performing the services required hereunder at the current level of service, DST shall advise the Fund of the amount of such increase and if the Fund elects to utilize such function, feature or service, DST shall be entitled to increase its fees by the amount of the increase in costs. In no event shall DST be responsible for or liable to provide any additional function, feature, improvement or change in method of operation until it has consented thereto in writing.

G.	In the event new Funds or new series of existing Funds are added to this Agreement, all new Funds and new Fund series shall be added to the TA2000 System upon at least thirty (30) days’ prior written notice to DST (and subject to DST’s written agreement), provided that the requirements of the new series are generally consistent with services then being provided by DST under this Agreement. Rates or charges for additional series shall be as set forth in Exhibit A, as hereinafter defined, for the remainder of the contract term except as such series use functions, features or characteristics for which DST has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with DST’s then-standard pricing schedule.

H.	The provisions of this Section 4.H that follow this sentence shall take precedence over and shall govern in the event of any inconsistency between such provisions and any other provisions of this Agency Agreement or any provisions of any exhibit or other attachment to this Agency Agreement (or any provisions of any attachment to any such exhibit or attachment). The parties agree that – to the extent that DST provides any services under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x). – it is the parties’ mutual intent that DST will not make any judgments or exercise any discretion of any kind, and particularly that DST will not make any judgments or exercise any discretion in: (1) determining generally the actions that are required in connection with such compliance or determining generally when such compliance has been achieved; (2) determining the amounts of taxes that should be withheld on securityholder accounts (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund); (3) determining the amounts that should be reported in or on any specific box or line of any tax form (except to the extent of making mathematical calculations of such amounts based on express instructions provided by the Fund which among other things identify the specific boxes and lines into which amounts calculated by DST are to be placed); (4) classifying the status of securityholders and securityholder accounts under applicable tax law (except to the extent of following express instructions regarding such classification provided by the Fund); and (5) paying withholding and other taxes, except pursuant to the express instructions of the Fund. The Fund agrees that it will provide express and comprehensive instructions to DST in connection with all of the services that are to be provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law (including without limitation the services described in Section 4.D(x)), including promptly providing responses to requests for direction that may be made from time to time by DST of the Fund in this regard.

I.	For a three (3) month period beginning upon commencement of the Initial Term, DST will provide print mail services, in accordance with the terms and fees as set forth in Exhibit D. Thereafter, DST shall provide transmissions of shareholder activity to the print vendor selected by the Fund.

J.	The parties acknowledge and agree that upon mutual agreement of the parties, additional investment products associated with or sponsored by a Fund, its investment adviser or an affiliate, that are of similar structure as the existing Funds, may elect to become parties to this Agreement and receive Services from DST as provided therein by execution of the Adoption Agreement attached hereto as Attachment II (the “Adoption Agreement”). Thereafter, any such additional investment product shall, collectively with the Funds be thereafter parties to this Agreement and be collectively referred to as “Funds” as of the date of the execution of such Adoption Agreement.

L.	(1)	The Fund instructs and authorizes DST to provide the services as set forth in this Agreement in connection with transactions on behalf of certain Individual Retirement (“IRA”) accounts (“IRA Accounts”) featuring the Fund made available by the Fund, and offered through DST’s IRA custodial offering where DST acts as service provider. The Fund acknowledges and agrees that as part of such services, DST will act as service provider to the custodian for such IRA Accounts. The Fund agrees that DST will perform the following functions, among others, with respect to the IRA Accounts:

•	securityholder recordkeeping;

•	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the 7-day right of revocation as allowed per statutory regulations);

•	receipt of securityholder monies within the Fund universal bank account;

•	movement of securityholder money to either the Fund or custodian cash positions;

•	payment, dividend disbursement and bank account reconciliation;

•	preparing, providing in electronic format a file to Fund’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended, with respect to IRA Accounts and withholding and submitting all taxes relating to such accounts;

•	providing all securityholder notices and other information which the Custodian provides with regard to the IRA Accounts under applicable federal and state laws;

•	providing reasonable assistance to the Fund to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time);

•	solicitation and processing of securityholder paid custodial fees; and

•	processing of annual custodian maintenance fees from cash or reinvested distributions.

Reimbursable Expenses, including but not limited to postage and mailing, shall apply to the services provided under this Section 4(I),

(2)	In connection with providing services for the IRA Accounts, the Fund hereby authorizes DST, acting as agent for the Fund: (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the Fund’s funds DST receives for payment of dividends, distributions, purchases of the Fund shares, redemptions of the Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund and the IRA securityholders provided for in this Agreement; (2) move money to either the Fund or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to DST, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement with respect to the IRA Accounts. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Section. In each of the foregoing situations, DST shall not be liable for any Adverse Consequences (as hereinafter defined) arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

(3)	DST hereby represents, warrants and covenants that:

(i)	Any cash account maintained at any Bank for the IRA Accounts shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

(ii)	Any agreement between DST and any entity retained to serve as custodian for the IRA Accounts shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRA Accounts) without providing at least ninety (90) days’ prior written notice to DST except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

(iii)	In the event that the custodian (or any successor custodian for the IRA Accounts) terminates the custodial agreement with DST (or otherwise resigns as custodian of the IRA Accounts), DST shall: (i) provide prompt notice to the Fund regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

(4)	In no event shall the Fund (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA Account or any authority or control respecting the disposition of any assets of the IRA Account; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA Account; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA Account. In no event shall the Fund be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

5.	Limit of Authority.

Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of DST as Transfer Agent will be construed to cover the full amount of authorized stock of the class or classes for which DST is appointed as the same will, from time to time, be constituted, and any subsequent reductions or increases in such authorized amount.

In case of such reduction or increase the Fund will file with DST:

A.	If the appointment of DST was theretofore expressly limited, a certified copy of a resolution of the Board of Trustees of the Fund increasing the authority of DST;

B.	A certified copy of the resolutions adopted by the Board of Trustees of the Fund, certified by the Secretary of the Fund authorizing the increase of stock;

C.	A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock, and a certificate of the Fund signed by the Secretary or similarly situated officer of the Fund (who may be the Fund’s General Counsel) that the order or consent of no other governmental or regulatory authority is required;

D.	A certificate of the Fund signed by the Secretary or similarly situated officer of the Fund (who may be the Fund’s General Counsel) stating:

(1)	The status of the additional shares of stock of the Fund under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

(2)	That the additional shares are, or when issued will be, validly issued, fully paid and nonassessable.

6.	Compensation and Expenses.

A.	In consideration for DST’s services hereunder as Transfer Agent and Dividend Disbursing Agent, the Fund will pay to DST from time to time a reasonable compensation for all services rendered as Agent as set forth on Exhibit A (“Compensation and Expenses”) upon commencement of the Initial Term as defined in Section 22.A below. If the Fund has not paid such Compensation and Expenses to DST within a reasonable time, DST may, after prior written notice to the Fund, charge against any monies held under this Agreement, the amount of any Compensation and Expenses for which it shall be entitled to reimbursement under this Agreement. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall cease to be charged in the month following the Purge Date, as hereinafter defined in Section 17.

B.	The Fund also agrees promptly to reimburse DST for all reasonable billable expenses or disbursements incurred by DST in connection with the performance of services under this Agreement as set forth on Exhibit A and including, but not limited to, expenses for postage, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, outside printing and mailing firms, magnetic tapes, reels or cartridges (if sent to the Fund or to a third party at the Fund’s request) and magnetic tape handling charges, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund’s request at the Fund’s or a third party’s premises, telecommunications equipment, telephone/telecommunication lines between the Fund and its agents, on one hand, and DST on the other, proxy soliciting, processing and/or tabulating costs, second-site backup computer facility, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation (“NSCC”) transaction fees to the extent any of the foregoing are paid by DST. The Fund agrees to pay postage expenses at least one day in advance if so requested. In addition, any other expenses incurred by DST at the request or with the consent of the Fund will be promptly reimbursed by the Fund.

C.	Amounts due hereunder shall be due and paid on or before the thirtieth (30th) business day after receipt of the statement therefor by the Fund (the “Due Date”). The Fund is aware that its failure to pay all amounts in a timely fashion so that they will be received by DST on or before the Due Date will give rise to costs to DST not contemplated by this Agreement, including but not limited to carrying, processing and accounting charges. Accordingly, subject to Section 6.D. hereof, in the event that any amounts due hereunder are not received by DST by the Due Date, the Fund shall pay a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half percent (1.5%) per month times the amount overdue times the number of months from the Due Date up to and including the day on which payment is received by DST. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of late payment or payment of amounts not properly due. Acceptance of such late charge shall in no event constitute a waiver of the Fund’s or DST’s default or prevent the non-defaulting party from exercising any other rights and remedies available to it.

D.	In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify DST in writing of any disputed charges for billable expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which DST provides to the Fund documentation which reasonably supports the disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first business day after the Revised Due Date.

E.	The fees and charges set forth on Exhibit A shall increase or may be increased as follows:

(1)	On the first day of each new term, in accordance with the “Fee Increases” provision in Exhibit A;

(2)	DST may increase the fees and charges set forth on Exhibit A upon at least ninety (90) days prior written notice, if changes in existing laws, rules or regulations: (i) require substantial system modifications or (ii) materially increase cost of performance hereunder;

(3)	DST may charge for additional features of TA2000 requested and used by the Fund which features are not consistent with the Fund’s current processing requirements; and

(4)	In the event DST, at the Fund’s request or direction, performs Exception Services, DST shall be entitled to increase the fees and charges for such Exception Services from those set forth on Exhibit A to the extent such Exception Services increase DST’s cost of performance.

If DST notifies the Fund of an increase in fees or charges pursuant to subparagraph (2) of this Section 6.E., the parties shall confer, diligently and in good faith and agree upon a new fee to cover the amount necessary, but not more than such amount, to reimburse DST for the Fund’s allocable portion of the cost of developing the new software to comply with regulatory charges and for the increased cost of operation.

If DST notifies the Fund of an increase in fees or charges under subparagraphs (3) or (4) of this Section 6.E., the parties shall confer, diligently and in good faith, and agree upon a new fee to cover such new Fund feature.

7.	Operation of DST System

In connection with the performance of its services under this Agreement, DST is responsible for such items as:

A.	That entries in DST’s records, and in the Fund’s records on the TA2000 System created by DST, reflect the orders, instructions, and other information received by DST from the Fund, the Fund’s distributor, manager or principal underwriter, the Fund’s investment adviser, the Fund’s sponsor, the Fund’s custodian, the Fund’s administrator and any other person whom the Fund names on Exhibit B (each an “Authorized Person”), broker-dealers or securityholders;

B.	That securityholder lists, securityholder account verifications, confirmations and other securityholder account information to be produced from its records or data be available and accurately reflect the data in the Fund’s records on the TA2000 System;

C.	The accurate and timely issuance of dividend and distribution checks in accordance with instructions received from the Fund and the data in the Fund’s records on the TA2000 System;

D.	That redemption transactions and payments be effected timely, under normal circumstances on the day of receipt, and accurately in accordance with redemption instructions received by DST from Authorized Persons, broker-dealers or securityholders and the data in the Fund’s records on the TA2000 System;

E.	The deposit daily in the Fund’s appropriate bank account of all checks and payments received by DST from NSCC, broker-dealers or securityholders for investment in shares;

F.	Notwithstanding anything herein to the contrary, with respect to “as of” adjustments, DST will not assume one-hundred percent (100%) responsibility for losses resulting from “as-ofs” due to clerical errors or misinterpretations of securityholder instructions, but DST will discuss with the Funds, DST’s accepting liability for an “as-of” on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, the parties mutually agree in good faith that DST’s conduct was culpable and DST’s conduct is the sole cause of the loss. A loss is “material” for purposes of this Section 7.F. when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (14%) times Trust’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When DST concludes that it should contribute to the settlement of a loss, DST’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class);

G.	The requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of securityholder accounts, any transfers approved by the Fund, repurchases pursuant to any tender offer, redemptions and other securityholder account transactions, all in conformance with DST’s present procedures as set forth in its Legal Manual, Third Party Check Procedures, Checkwriting Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the “Procedures”) with such changes or deviations therefrom as may be from time to time required or approved by the Fund, its investment adviser or principal underwriter, or its or DST’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures;

H.	The maintenance of customary records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 31a-1 under the 1940 Act; and

I.	The maintenance of a current, duplicate set of the Fund’s essential records at a secure separate location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.	Indemnification.

A.	DST shall provide the services set forth in, and fulfill its obligations under, this Agreement in accordance with the terms and conditions set forth in this Agreement, Section 17A of the 1934 Act, and the rules and regulations thereunder, any other federal or securities laws applicable to DST’s acting as a transfer agent. For those activities or actions delineated in the Procedures, DST shall be presumed to have acted in accordance with the terms and conditions of this Agreement if DST has acted in accordance with the Procedures in effect when DST acted or omitted to act.

B.	DST shall not be responsible for, and the Fund shall indemnify and hold DST harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be asserted against DST or for which DST may be held to be liable (including without limitation any attorney’s fees or court costs incurred by DST in enforcing this right to the Fund’s indemnification) (the “Adverse Consequences”), arising out of or attributable to:

(1)	All actions or omissions of DST required to be taken or omitted by DST pursuant to this Agreement, provided that such actions or omissions are performed in the absence of bad faith, negligence or intentional misconduct and provided that DST has fulfilled all material obligations under this Agreement with respect to the matter for which DST is seeking indemnification;

(2)	The Fund’s refusal or failure to comply with the terms of this Agreement or the material breach of any representation or warranty of the Fund hereunder;

(3)	The good faith reliance on, or the carrying out of, any written or oral instructions or requests of persons designated by the Fund in writing (see Exhibit B) from time to time as authorized to give instructions on its behalf or representatives of an Authorized Person or DST’s good faith reliance on, or use of, information, data, records, transmissions and documents received from, or which have been prepared and/or maintained by the Fund, its investment advisor, its sponsor, its principal underwriter or any other person or entity from whom the Fund instructs DST to accept and utilize information, data, records, transmissions and documents;

(4)	Defaults by dealers or shareowners with respect to payment for share orders previously entered;

(5)	The offer or sale of the Fund’s shares in violation of any requirement under federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or state with respect to the offer or sale of such shares in such state or in excess of the authorized number of outstanding shares (unless such violation results from DST’s failure to comply with written instructions of the Fund or of any officer of the Fund that no offers or sales be permitted to remain in the Fund’s securityholder records in or to residents of such state);

(6)	The Fund’s errors and mistakes in the use of the TA2000 System, the data center, computer and related equipment used to access the TA2000 System (the “DST Facilities”), and control procedures relating thereto in the verification of output and in the remote input of data;

(7)	Errors, inaccuracies, and omissions in, or errors, inaccuracies or omissions of DST arising out of or resulting from such errors, inaccuracies and omissions in, the Fund’s records, securityholder and other records, delivered to DST hereunder by the Fund or its prior agent(s);

(8)	Actions or omissions to act by the Fund or agents designated by the Fund with respect to duties assumed thereby as provided for in Section 21 hereof; and

(9)	DST’s performance of Exception Services except where DST acted or omitted to act in bad faith, with reckless disregard of its obligations or with gross negligence.

C.	Except where DST is entitled to indemnification under Section 8.B. hereof and with respect to “as ofs” set forth in Section 7.F., DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s material breach of any representation or warranty of DST hereunder; provided, however, that DST’s cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Fund to DST as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to DST’s liability.

D.	IN NO EVENT AND UNDER NO CIRCUMSTANCES SHALL EITHER PARTY UNDER THIS AGREEMENT BE LIABLE TO ANY PERSON, INCLUDING WITHOUT LIMITATION THE OTHER PARTY, FOR PUNITIVE, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR OTHER SPECIAL DAMAGES UNDER ANY PROVISION OF THIS AGREEMENT OR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

E.	Promptly after receipt by an indemnified person of notice of the commencement of any action, such indemnified person will, if a claim in respect thereto is to be made against an indemnifying party hereunder, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve an indemnifying party from any liability that it may have to any indemnified person for contribution or otherwise under the indemnity agreement contained herein except to the extent it is prejudiced as a proximate result of such failure to timely notify. In case any such action is brought against any indemnified person and such indemnified person seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, assume the defense thereof (in its own name or in the name and on behalf of any indemnified party or both with counsel reasonably satisfactory to such indemnified person); provided, however, if the defendants in any such action include both the indemnified person and an indemnifying party and the indemnified person shall have reasonably concluded that there may be a conflict between the positions of the indemnified person and an indemnifying party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified persons which are inconsistent with those available to an indemnifying party, the indemnified person or indemnified persons shall have the right to select one separate counsel (in addition to local counsel) to assume such legal defense and to otherwise participate in the defense of such action on behalf of such indemnified person or indemnified persons at such indemnified party’s sole expense. Upon receipt of notice from an indemnifying party to such indemnified person of its election so to assume the defense of such action and approval by the indemnified person of counsel, which approval shall not be unreasonably withheld (and any disapproval shall be accompanied by a written statement of the reasons therefor), the indemnifying party will not be liable to such indemnified person hereunder for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof. An indemnifying party will not settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified persons are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each indemnified person from all liability arising out of such claim, action, suit or proceeding. An indemnified party will not, without the prior written consent of the indemnifying party settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder. If it does so, it waives its right to indemnification therefor.

9.	Certain Covenants of DST and the Fund.

A.	All requisite steps will be taken by the Fund from time to time when and as necessary to register the Fund’s shares for sale in all states in which the Fund’s shares shall at the time be offered for sale and require registration. If at any time the Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Fund’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Fund’s shares, the Fund will give prompt notice thereof to DST.

B.	DST hereby agrees to perform such transfer agency functions as are set forth in Section 4.D. above and establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms, and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices, and to carry such insurance as it considers adequate and reasonably available.

C.	DST agrees that all records maintained by DST relating to the services to be performed by DST under this Agreement are the property of the Fund and will be preserved and will be surrendered promptly to the Fund on request.

D.	DST agrees to furnish the Fund annual reports of DST’s financial condition, consisting of a balance sheet, earnings statement and any other financial information reasonably requested by the Fund. The annual financial statements will be certified by DST’s certified public accountants.

E.	DST represents and agrees that it will use its reasonable efforts to keep current on the trends of the investment company industry relating to securityholder services and will use its reasonable efforts to continue to modernize and improve its systems.

F.	DST will permit the Fund and its authorized representatives (subject to execution of DST’s standard confidentiality and non-use agreement) to make periodic inspections of its operations as such involves or is utilized by DST to provide services to the Fund at reasonable times during business hours. DST will permit the Internal Revenue Service and any other tax authority to inspect its operations in connection with examinations by any such authority of DST’s or other taxpayer’s compliance with the tax laws, and the costs of each such inspection and examination shall be paid by the Fund to the extent that the examination relates to DST’s performance of services under this Agency Agreement. DST will permit duly authorized federal examiners to make periodic inspections of its operations as such would involve the Fund to obtain, inter alia, information and records relating to DST’s performance of its Compliance + Program or Identity Theft Program obligations and to inspect DST’s operations for purposes of the Program.” Any costs imposed by such examiners in connection with such examination (other than fines or other penalties) shall be paid by the Fund.

G.	INTENTIONALLY OMITTED

H.	DST shall comply with Exhibit C (Information Security Program), which are made a part of this Agreement and apply to the Services. The policies and procedures specified in Exhibit C (Information Security Program) are subject to change at any time in accordance with DST’s internal change control procedures, provided that the protections afforded thereby will not be diminished in comparison with those currently provided by DST to the Fund under this Agreement. Throughout the Term of this Agreement, as part of the Services, DST shall maintain reasonable backup and security procedures in accordance with its then current internal policies and procedures. DST will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

10.	Recapitalization or Readjustment.

In case of any recapitalization, readjustment or other change in the capital structure of the Fund requiring a change in the shares contained in book entry form on the stock record of the Fund as maintained by DST, DST will effectuate or transfer ownership of the outstanding shares in book entry upon receiving:

A.	Written instructions from an officer of the Fund;

B.	Certified copy of the amendment to the Certificate of Trust or other document effecting the change;

C.	Certified copy of the order or consent of each governmental or regulatory authority, required by law to the issuance of the new book entry shares, and an opinion of counsel that the order or consent of no other government or regulatory authority is required;

D.	A certificate of the Fund signed by the Secretary or similarly situated officer of the Fund (who may be the Fund’s General Counsel) stating:

(1)	The status of the shares of stock of the Fund in the new form under the 1933 Act, and any other applicable federal or state statute; and

(2)	That the issued shares in the new form are, and all unissued shares will be, when issued, validly issued, fully paid and nonassessable.

11.	INTENTIONALLY OMITTED.

12.	Death, Resignation or Removal of Signing Officer.

The Fund will file promptly with DST written notice of any change in the Authorized Persons authorized to sign written instructions or requests, together with two signature cards bearing the specimen signature of each newly Authorized Person.

13.	Future Amendments of Charter/Declaration and Bylaws/Articles, as appropriate.

The Fund will promptly file with DST copies of all material amendments to its Declaration of Trust or Bylaws made after the date of this Agreement.

14.	Instructions, Opinion of Counsel and Signatures.

At any time DST may apply to any person authorized by the Fund to give instructions to DST, and may with the approval of a Fund officer consult with legal counsel for the Fund, or DST’s own legal counsel at the expense of the Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. In connection with services provided by DST under this Agency Agreement that relate to compliance by the Fund with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in Section 4.D(x), DST shall have no obligation to continue to provide such services after it has asked the Fund to give it instructions which it believes are needed by it to so continue to provide such services and before it receives the needed instructions from the Fund, and DST shall have no liability for any damages (including without limitation penalties imposed by any tax authority) caused by or that result from its failure to provide services as contemplated by this sentence. DST will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

15.	Force Majeure and Disaster Recovery Plans.

A.	DST shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; or any other cause, contingency, circumstance or delay not subject to DST’s reasonable control which prevents or hinders DST’s performance hereunder.

B.	Provided the Fund is paying its pro rata portion of the charge therefor, DST shall provide back-up facilities to the data center or centers used by DST to provide the transfer agency services hereunder (collectively, the “Back-Up Facilities”) capable of supplying the transfer agency services specified herein to the Funds in case of damage to the primary facility providing those services. The back-up to the data center operations facility will have no other function that could not be suspended immediately for an indefinite period of time to the extent necessary to allow, or continue to be supported while allowing, the facility to function as a back-up facility and support all functionality scheduled to be supported in DST’s Business Contingency Plan. Transfer to the Back-Up Facility shall commence promptly after the DST’s declaration of a disaster and shall be conducted in accordance with DST’s Business Contingency Plan, which Plan calls for the transfer of TA2000 to the Back-Up Facilities to be completed within 4 hours after DST’s declaration of a disaster. The Fund shall not bear any costs (in addition to the Fees and charges set forth in Exhibit A attached hereto) related to such transfer. At least once annually, DST shall complete a successful test of the Business Contingency Plan and report any findings to the Fund or its Chief Compliance Officer. DST further agrees to respond to any regular reports or certifications requested by the Fund or its Chief Compliance Officer in a timely manner.

C.	DST also currently maintains, separate from the area in which the operations which provides the services to the Fund hereunder are located, a Crisis Management Center consisting of phones, computers and the other equipment necessary to operate a full service transfer agency business in the event one of its operations areas is rendered inoperable. The transfer of operations to other operating areas or to the Crisis Management Center is also covered in DST’s Business Contingency Plan.

D.	DST is not responsible for a failure, unavailability, disruption, or any circumstance arising out of, related to, or resulting from DST’s efforts (including DST intentionally making the System(s) unavailable) to block or otherwise prevent a security breach, provided that DST has fulfilled its information security obligations under the Agreement otherwise and the Fund is notified promptly as reasonably practicable.

16.	Certification of Documents.

The required copy of the Certificate of Trust of the Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Organization, and if such Certificate of Trust and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to DST. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary or Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Trustees of the Fund, will be certified by the Secretary or an Assistant Secretary of the Fund under the Fund’s seal.

17.	Records.

DST will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, as amended, if any. Notwithstanding anything in this Agreement to the contrary, the records to be maintained and preserved by DST on the TA2000 System under this Agreement shall be maintained and preserved in accordance with the following:

A.	Annual Purges by August 31: DST and the Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Schedule attached hereto as Exhibit A.

B.	Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

C.	Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule attached hereto as Exhibit A, Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

18.	Disposition of Books, Records and Canceled Certificates.

DST may send periodically to the Fund, or to where designated by the Secretary or an Assistant Secretary of the Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents and records will be maintained by the Fund under and in accordance with the requirements of Section 17Ad-7 adopted under the 1934 Act, including by way of example and not limitation Section 17Ad-7(g) thereof. Such materials will not be destroyed by the Fund without the consent of DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

19.	Provisions Relating to DST as Transfer Agent.

A.	DST will make original issues of shares upon written request of an officer of the Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, an opinion of counsel as outlined in subparagraphs l.D. and G. of this Agreement, any documents required by Sections 5. or 10. of this Agreement, and necessary funds for the payment of any original issue tax.

B.	Before making any original issue of shares, the Fund will furnish DST with sufficient funds to pay all required taxes on the original issue of the stock, if any. The Fund will furnish DST such evidence as may be required by DST to show the actual value of the stock.

C.	Shares of stock will be transferred by book entry upon approval by the Fund(s) and in accordance with the instructions of the security holders thereof, and, upon receipt of the Fund’s instructions that shares of stock be tendered for repurchase and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the securityholder instructions are deemed by DST to be properly endorsed by an appropriate person to originate such instructions under applicable law accompanied by such documents as DST may deem necessary to evidence the authority of the person making the transfer or redemption. DST reserves the right to refuse to transfer or reflect the tender of shares until it is satisfied that the endorsement or signature on the certificate or any other document is valid and genuine, and for that purpose it may require a guaranty of signature in accordance with the Signature Guarantee Procedures. DST also reserves the right to refuse to transfer or redeem shares until it is satisfied that the requested transfer or redemption is legally authorized, and it will incur no liability for the refusal in good faith to make transfers or redemptions which, in its judgment, are improper or unauthorized. DST may, in effecting transfers or redemptions, rely upon the Procedures, Simplification Acts, Uniform Commercial Code or other statutes that protect DST and the Fund or both in not requiring complete fiduciary documentation. In cases in which DST is not directed or otherwise required to maintain the consolidated records of securityholder’s accounts, DST will not be liable for any loss which may arise by reason of not having such records.

D.	DST will supply a securityholders list to the Fund for any shareholder meetings, proxy statements, or as otherwise requested upon receiving a request from an officer of the Fund. It will also, at the expense of the Fund, supply lists at such other times as may be requested by an officer of the Fund.

E.	Upon receipt of written instructions of an officer of the Fund, DST will, at the expense of the Fund, address and mail notices to securityholders.

F.	In case of any request or demand for the inspection of the stock books of the Fund or any other books in the possession of DST, DST will endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. DST reserves the right; however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

G.	DST agrees to furnish the Fund with (1) annual reports of its financial condition, consisting of a balance sheet, earnings statement and any other financial information as is made public by DST in connection with the foregoing and (2) semi-annually with a copy of a Statement on Standards for Attestation Engagements No. 16 (SSAE 16), report on controls at a Service Organization or successor report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC. The annual financial statements will be certified by DST’s certified public accountants and the posting of a current copy thereof on DST’s website shall be deemed to be delivery to the Fund.

H.	(1)	DST shall assist the Fund to fulfill the Fund’s responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transitions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act, and the applicable federal securities laws (collectively, the “Reform Regulations”), Securities Act of 1933, Securities and Exchange Act of 1934, and 1940 Act, including, inter alia, Rule 38a-1, by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to Fund. These business processes are anti-money laundering, certificate processing, correspondence processing, fingerprinting, lost securityholder processing, reconciliation and control, transaction processing, customer identification, transfer agent administration and safeguarding Fund assets and securities. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide the Fund with written notice of any such changes.

(2)	DST shall perform the procedures set forth in the Compliance + Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that our employees act in accordance with the Compliance + Program, and (iii) provide the Fund with written notice of any material changes made to the Program as attached hereto.

(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the enumerated Acts and Regulations that DST has not agreed to perform on the Fund’s behalf under the Compliance + Program or under this Agreement shall remain the Fund’s sole obligation.

I.	In connection with the enactment of the Reform Regulations:

(1)	DST shall assist the Fund to fulfill the Funds’ responsibilities under certain provisions of the Reform Regulations that focus on certain business processes that represent key activities of the transfer agent/service provider function, as set forth in the DST identity theft program (the “Identity Theft Program”), a current copy of which has hitherto been made available to Fund. These business processes are set forth in the Identity Theft Program. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide Fund with written notice of any such changes thereto.

(2)	DST shall: (i) perform the procedures set forth in the Identity Theft Program, as amended by DST from time to time, which pertain to DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST’s employees act in accordance with the Identity Theft Program, and (iii) provide Fund with written notice of any material changes made to the Identity Theft Program.

(3)	Notwithstanding the foregoing, DST’s obligations shall be solely as are set forth in this Section 19.M. and in the Identity Theft Program and any obligations under the Regulations that DST has not agreed to perform under such Identity Theft Program or under this Agreement shall remain the sole obligation of the Fund(s) or the Fund, as applicable.

(4)	With respect to the Identity Theft Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve Fund and the Funds to obtain, inter alia, information and records relating to DST’s performance of its obligations under the Identity Theft Program and to inspect DST’s operations for purposes of determining DST’s compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST’s failure to fulfill its obligations under the Identity Theft Program) shall be paid by Fund.

J.	The Fund acknowledges that DST is currently using, and will continue to use, DST Worldwide Services India Private Limited (“DST India”) and DST Worldwide Services (Thailand) Limited (“DST Thailand”), indirect, wholly-owned subsidiaries of DST, to assist with software development and support projects for DST and/or for the Fund. As part of such support, the Fund acknowledges that DST India and DST Thailand associates access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

K.	DST shall establish on behalf of the Fund banking relationships for the conduct of the business of the Fund in accordance with the terms set forth in Section 20.D. of this Agreement.

20.	Provisions Relating to Dividend Disbursing and Paying Agency (as well as the receipt, deposit and payment of funds by the Transfer Agent in connection with the purchase and redemption of Funds shares).

A.	DST will, at the expense of the Fund, provide a special form of check containing the imprint of any device or other matter desired by the Fund. Said checks must, however, be of a form and size convenient for use by DST.

B.	If the Fund desires to include additional printed matter, financial statements, etc., with the dividend checks, the same will be furnished DST within a reasonable time prior to the date of mailing of the dividend checks, at the expense of the Fund.

C.	If the Fund desires its distributions mailed in any special form of envelopes, sufficient supply of the same will be furnished to DST but the size and form of said envelopes will be subject to the approval of DST. If stamped envelopes are used, they must be furnished by the Fund; or if postage stamps are to be affixed to the envelopes, the stamps or the cash necessary for such stamps must be furnished by the Fund.

D.	DST, acting as agent for the Fund, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid (over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which DST shall deposit the funds DST receives for payment of dividends, distributions, purchases of Fund’s shares, tender of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by DST on behalf of the Fund provided for in this Agreement, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to DST, and (3) to establish, to implement and to transact Fund business through Automated Clearinghouse (“ACH”), Draft Processing, Wire Transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill DST’s obligations under this Agreement. DST, acting as agent for the Fund, is also hereby authorized to execute on behalf and in the name of the Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for DST to utilize to accomplish the purposes of this Agreement. In each of the foregoing situations the Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement, and DST shall not be personally liable on such agreements, but DST’s liability shall be judged under the standards set forth in this Agreement. DST shall not be liable for any Adverse Consequences arising out of or resulting from errors or omissions of the Bank provided, however, that DST shall have acted in good faith, with due diligence and without negligence.

E.	DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

21.	Assumption of Duties By the Fund or Agents Designated By the Fund.

A.	The Fund or its designated agents other than DST may assume certain duties and responsibilities of DST or those services of Transfer Agent and Dividend Disbursing Agent as those terms are referred to in Section 4.D. of this Agreement including but not limited to answering and responding to telephone inquiries from securityholders and brokers, accepting securityholder and broker instructions (either or both oral and written) and transmitting orders based on such instructions to DST, preparing and providing in electronic format, to Fund’s print vendor of choice, confirmations, obtaining certified TIN numbers, classifying the status of securityholders and securityholder accounts under applicable tax law, establishing securityholder accounts on the TA2000 System and assigning social codes and Taxpayer Identification Number codes thereof, and disbursing monies of the Fund, said assumption to be embodied in writing to be signed by both parties.

B.	To the extent the Fund or its agent or affiliate assumes such duties and responsibilities, DST shall be relieved from all responsibility and liability therefor and is hereby indemnified and held harmless against any liability therefrom and in the same manner and degree as provided for in Section 8 hereof.

C.	Initially the Fund or its designees shall be responsible for the following: (i) answer and respond to phone calls from securityholders and broker-dealers, and (ii) scan items into DST’s AWD™ System as such calls or items are received by the Fund, and (iii) provide timely to DST prior approval and valuation with respect to each redemption requested by securityholders in no event later than five (5) days prior to processing for such redemptions; (iv) review and provide timely to DST prior approval of each Exception Service; and (v) generate certain, but not all, correspondence to securityholders as decided by the parties in written procedures.

22.	Termination of Agreement.

A.	This Agreement shall be in effect upon the execution by both of the Funds and DST and shall continue in full force and effect for an initial period through June 30, 2021 (the “Initial Term”) commencing upon the first use of DST’s Services in production after the conversion of the Fund’s securityholder records onto TA2000. This Agreement may be terminated by DST or the Funds as of the last day of the then current term by the giving the other party at least one hundred twenty (120) days’ prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least one hundred twenty (120) days prior to the end of the then current term, this Agreement shall automatically extend for successive one year terms unless a different period is contained in any new Fee Schedule or as otherwise agreed to by the parties as the period during which such Fee Schedule shall be effective (in which latter event the period for which the Fee Schedule applies shall be the length of the new term), each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated. Each Fund may also terminate this Agreement as hereinafter provided in Section 22. B.

B.	Each Fund shall have the right to terminate its obligations under this Agreement and remove itself from this Agreement in the event of the occurrence of any of the following events (each, a “Termination Event”): (i) if the Fund is merged with or into another entity (excluding any merger between the Fund and its affiliates or another entity affiliated with the Fund’s manager/advisor), (ii) the Fund sells all or substantially all of its assets; (iii) more than 51% of beneficial owners of the Fund change as a result of transaction or a series of transactions, (iv) the Fund lists its securities on a national, public, securities exchange; (v) the Fund ceases to be registered under the 1940 Act or (vi) upon notice to DST from the Fund. Such termination will be effective upon the later to occur of (i) the Termination Event, or (ii) 120 days after the Fund provides DST notice of the impending Termination Event.

C.	Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

(1)	The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

(2)	a material breach of this Agreement by the other party, which breach continues for thirty (30) days after receipt of written notice from the first party; or

(3)	Failure by the Fund to pay Compensation and Expenses as they become due, which failure continues for thirty (30) days after receipt of written notice from DST.

D.	In the event of termination of this Agreement by the Fund as a result of DST’s material breach under Section 22.C.(2) above, the Funds shall have the right to terminate any or all of the following “Ancillary Agreements” in accordance with the termination notice requirements within each of such agreements:

(1)	DST Salesconnect Agreement dated April 27, 2018 by and between DST and Customer;

(2)	License Agreement – Short Form dated April 27, 2018 by and between DST Technologies, Inc. (an Affiliate of DST) and Customer;

(3)	Master Agreement DST Digital Solutions Services dated April 27, 2018 by and between DST and Customer; and

(4)	Master Agreement for DST FAN Mail® Services TA2000 dated April 27, 2018 by and between DST and Customer.

E.	In the event of termination, the Fund will promptly pay DST all amounts due to DST hereunder and DST will use its reasonable efforts to transfer the records of the Fund to the designated successor transfer agent, to provide reasonable assistance to the Fund and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein “reasonable assistance” and “other information” shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new, functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST. For a termination under Section 22.B, the Fund shall pay its proportionate share of 1/12 of 1) the lesser of the current Complex Minimum Fee or 2) $80,000 times the number of months remaining in the then-current term. If only one Fund terminates and the other Fund(s) have been paying more than the Complex Minimum Fee, no additional amounts shall be required from the terminating Fund, provided however for clarity, the Complex Minimum Fee shall continue for all remaining Funds. For the avoidance of doubt, in the event of termination by Customer due to a material breach of this Agreement by DST, or a termination of the Agency Agreement by DST absent a material breach by Customer, there will be no early termination fee or other amounts due other than fees for services provided by DST through the date of termination

23.	Confidentiality.

A.	(1)	DST agrees that, except as provided in the last sentence of Section 19.J. hereof, or as otherwise required by law, DST and its affiliates, including, but not limited to DST Worldwide Services India Private Limited and DST Worldwide Services (Thailand) Limited, will keep confidential all records of and information in its possession relating to the Fund or its securityholders or securityholder accounts and will not disclose the same to any person not an affiliate of DST except as necessary to fulfill DST’s obligations under this Agreement or at the request or with the consent of the Fund.

(2)	DST acknowledges that unauthorized disclosure of the Fund Confidential Information may give rise to an irreparable injury to the Fund inadequately compensable in damages. Accordingly, the Fund may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and DST consents to the obtaining of such injunctive relief, All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years; provided that, to the extent Fund Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Fund Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

B.	The Fund agrees to keep confidential all financial statements and other financial or operational records received from DST, the terms and provisions of this Agreement, all accountant’s reports relating to DST, and all manuals, systems and other technical information and data, not publicly disclosed, relating to DST’s operations and programs furnished to it by DST pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of DST and provided that the Fund will be responsible for the acts and omissions of such third party to whom it discloses such information.

C.	Governmental Disclosures. If a party is required to file this Agreement or any portion thereof with, or to provide any information pertaining to this Agreement to, any state or federal agency or regulatory body (including as may be requested under Form N-2), or otherwise compelled to disclose any part of this Agreement by a judicial, administrative, or governmental proceeding pursuant to a subpoena or other applicable order or similar process, it shall notify the other party sufficiently in advance for the parties to work together to redact such provisions and to keep confidential such information as the other party deems sensitive. The Fund acknowledges that at a minimum DST considers all monetary provisions, service levels and damage limitation and formulas in this Agreement as confidential. Each party shall use its best commercially reasonable efforts to advance the position of the other party with the court, governmental agency or regulatory body that such provisions or information should not be provided or should not be made publicly available, and each party shall keep the other party apprised of any decision by the court, agency or regulatory body in this regard. Each party shall provide the other party with copies of all written communications with the agency or regulatory body pertaining to the services to be provided hereunder or to this Agreement.

C.	(1)	The Fund acknowledges that DST has proprietary rights in and to the TA2000 System used to perform services hereunder including, but not limited to the maintenance of securityholder accounts and records, processing of related information and generation of output, including, without limitation any changes or modifications of the TA2000 System and any other DST programs, data bases, supporting documentation, or procedures (collectively “DST Confidential Information”) which the Fund’s access to the TA2000 System or computer hardware or software may permit the Fund or its employees or agents to become aware of or to access and that the DST Confidential Information constitutes confidential material and trade secrets of DST. The Fund agrees to maintain the confidentiality of the DST Confidential Information.

(2)	The Fund acknowledges that DST intends to develop and offer analytics-based products and services for its customers. In providing such products and services, DST will be using consolidated data across all clients, including data of the Fund, and will make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by DST of the Fund Confidential Information (including shareholder information) for in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the Fund information will be aggregated, anonymized and sometimes enriched with external data sources. DST will not disclose client investor names or other personal identifying information, or information specific to or identifying the Fund.

(3)	The Fund acknowledges that any unauthorized use, misuse, disclosure or taking of DST Confidential Information which is confidential as provided by law, or which is a trade secret, residing or existing internal or external to a computer, computer system, or computer network, or the knowing and unauthorized accessing or causing to be accessed of any computer, computer system, or computer network, may be subject to civil liabilities and criminal penalties under applicable state law. The Fund will advise all of its employees and agents who have access to any DST Confidential Information or to any computer equipment capable of accessing DST or DST hardware or software of the foregoing.

(4)	The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Fund consents to the obtaining of such injunctive relief. All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section or elsewhere in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years; provided that, to the extent Confidential Information includes information that is also a Trade Secret as defined by the Uniform Trade Secrets Act, the obligation to protect such Trade Secrets shall survive the termination of this Agreement and shall remain for so long as such Confidential Information constitutes a Trade Secret, as defined by the Uniform Trade Secrets Act.

(5)	In the event the Fund obtains information from DST or the TA2000 System which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours later, notify DST that unauthorized information has been made available to the Fund; (ii) after identifying that such information is not intended for the Fund, not review, disclose, release, or in any way, use such unauthorized information; (iii) provide DST reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to DST a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to DST or destroyed as required by this provision.

24.	Changes and Modifications.

A.	During the term of this Agreement DST will use on behalf of the Fund without additional cost all modifications, enhancements, or changes which DST may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Fund, unless (i) substantially all DST clients are charged separately for such modifications, enhancements or changes, and (ii) such modifications, enhancements or changes are necessitated by changes in existing laws, rules or regulations or in DST’s opinion, are otherwise considered substantial system revisions (such modifications, enhancements and changes described by clauses (i) and (ii) are “Required Changes”). The parties will determine a mutually agreeable allocation method for determining the fee to be paid by Fund to DST for the Required Changes, which may include taking into consideration the Fund’s distribution and operational model relative to other fund complexes, its current assets, open accounts, number of products on the DST platform, or other open accounts with specific characteristics.

B.	DST shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder, provided that the Fund will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification or deletion shall materially adversely change or affect the operations and procedures of the Fund in using or employing the TA2000 System or DST Facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Fund is given thirty (30) days prior notice to allow the Fund to change its procedures and DST provides the Fund with revised operating procedures and controls.

C.	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST.

25.	Third Party Vendors.

Nothing herein shall impose any duty upon DST in connection with or make DST liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Sprint, MCI and other delivery, telecommunications and other such companies not under the party’s reasonable control, and (c) third parties not under the party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the National Securities Clearing Corporation (processing and settlement services), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if DST selected such company, DST shall have exercised due care in selecting the same. Such third party vendors are not, nor shall they be deemed, subcontractors for purposes of this Agreement.

26.	Limitations on Liability.

A.	If the Fund is comprised of more than one portfolio or program, each portfolio or program shall be regarded for all purposes hereunder as a separate party apart from each other portfolio or program. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Fund shall be deemed to relate solely to the particular portfolio or program to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular portfolio or program constitute a right, obligation or remedy applicable to any other portfolio or program. The use of this single document to memorialize the separate agreement of each portfolio or program is understood to be for clerical convenience only and shall not constitute any basis for joining the portfolios or programs for any reason.

B.	This Agreement has been executed on behalf of the Fund by the undersigned duly authorized representative of the Fund in his/her capacity as such and not individually; and that the obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any Trustee, officer or securityholder of the Fund individually.

27.	Miscellaneous.

A.	This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, excluding that body of law applicable to choice of law.

B.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

C.	The representations and warranties, and the indemnification extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

D.	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

E.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

G.	If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

H.	Except as otherwise provided herein, this Agreement may not be assigned by the Fund or DST without the prior written consent of the other. DST may assign this Agreement, in whole or in part, or subcontract certain of its obligations hereunder, to any domestic or foreign affiliate of DST, provided DST shall be responsible for the acts and omissions of such affiliate.

I.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Fund and DST. It is understood and agreed that all services performed hereunder by DST shall be as an independent contractor and not as an employee of the Fund. This Agreement is between DST and the Fund and neither this Agreement nor the performance of services under it shall create any rights in any third parties. There are no third party beneficiaries hereto.

J.	Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

K.	The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

L.	This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof, whether oral or written, and this Agreement may not be modified except by written instrument executed by both parties.

M.	All notices to be given hereunder shall be deemed properly given if delivered in person or if sent by U.S. mail, first class, postage prepaid, or if sent by facsimile and thereafter confirmed by mail as follows:

If to DST:

DST Systems, Inc.

1055 Broadway, 7th Floor

Kansas City, Missouri 64105

Attn: Group Vice President-Full Service

Facsimile No.: 816-435-3455

With a copy of non-operational notices to:

DST Systems, Inc.

333 West 11th Street, 5th Floor

Kansas City, Missouri 64105

Attn: Legal Department

Facsimile No.: 816-435-8630

If to the Funds:

Bluerock Asset Management, LLC

Attn: Ramin Kamfar.

712 Fifth Avenue, 9th Floor

New York, NY 10019

Telephone: (908) 415-8869

or to such other address as shall have been specified in writing by the party to whom such notice is to be given.

N.	DST and the Fund (including all agents of the Fund) agree that, during any term of this Agreement and for twelve (12) months after its termination, neither party will solicit for employment or offer employment to any employees of the other.

O.	The representations and warranties contained herein shall survive the execution of this Agreement. The representations and warranties contained in this Section, Section 27.O. and the provisions of Section 8 hereof shall survive the termination of the Agreement and the performance of services hereunder until any statute of limitations applicable to the matter at issues shall have expired.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

BLUEROCK ASSET MANAGEMENT, LLC		BLUEROCK FUND ADVISOR, LLC

By:	/s/ Michael Konig	By:	/s/ Michael Konig

Print:	Michael Konig	Print:	Michael Konig

Title:	General Counsel	Title:	General Counsel

Date:	4/27/18	Date:	4/27/18

TOTAL INCOME + REAL ESTATE FUND		BLUEROCK MORTGAGE FUND ADVISOR, LLC

By:	/s/ Michael Konig	By:	/s/ Michael Konig

Print:	Michael Konig	Print:	Michael Konig

Title:	Secretary	Title:	General Counsel

Date:	4/27/18	Date:	4/27/18

BLUEROCK INSTITUTIONAL MORTGAGE INCOME FUND		DST SYSTEMS, INC.

By:	/s/ Michael Konig	By:	/s/ Christopher G. Shaw

Print:	Michael Konig	Print:	Christopher G. Shaw

Title:	Secretary	Title:	Managing Director

Date:	4/27/18	Date:	5/2/2018